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                                                                   Exhibit 99.1


                     [The Hain Food Group, Inc. Letterhead]


For further information,
please contact:

Jack Kaufman, Chief Financial Officer            Roger Spencer / Philip Thomas
The Hain Food Group                              The P.L. Thomas Group
516/237-6200                                     312/906-8060



                  HAIN FOOD GROUP COMPLETES ACQUISITION OF
                 FOUR NATURAL AND SPECIALTY FOOD BUSINESSES


        Uniondale, NY, July 1, 1998 -- The Hain Food Group, Inc. (Nasdaq:
HAIN) today completed its acquisition of four natural and specialty food businesses from The Shansby Group and other owners. The acquired companies are Arrowhead Mills, Inc., DeBoles Nutritional Foods, Inc., Dana Alexander Inc. and Garden of Eatin', Inc. and the aggregate purchase price was approximately $80 million. These acquisitions will be accounted for as purchases and, accordingly, the operating results of the acquired companies will be included in Hain's operating results from July 1, 1998 on, according to Irwin D. Simon, President and Chief Executive Officer.


Arrowhead Mills is a leading manufacturer and marketer of high quality natural and organic foods, including several brand leaders in the cereal, flour and baking mix, packaged grain and nut butter categories. DeBoles is the leading natural food pasta producer. Dana Alexander is a fast growing manufacturer and marketer of all-natural gourmet vegetable chips sold under the Terra chips brand name. Garden of Eatin', Inc. is a market leader in natural tortilla corn chips and other snack items.


Simon commented, "We are excited about the potential that these brands bring to our growing business. The acquired brands will add approximately $60 million of annual revenues to our existing brands and bring us very close to $200 million in annual sales. We are particularly pleased with the synergies between these new brands and our existing business, which allows us to integrate these brands fairly quickly and should result in efficiencies and cost savings. We are also pleased that several senior executives of the acquired companies will be joining the Hain organization. Their expertise will help us grow our new and existing brands."



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Certain of the statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ from those described or contemplated.


The Hain Food Group, headquartered in Uniondale, NY is a specialty food company which has a product line comprised of the following key brands: Hain Pure Foods-Registered Trademark- (an all-natural food brand including rice cakes and other foods). Westbrae-Registered Trademark-, Westsoy-Registered Trademark-, Little Bear-Registered Trademark- and Bearitos-Registered Trademark- (natural non-dairy beverages, snacks, and other natural foods), Estee-Registered Trademark- (sugar-free and fructose-sweetened products); Hollywood-Registered Trademark- (safflower, canola and peanut oils, mayonnaise and margarine); Kineret-Registered Trademark- (kosher foods); Earth's Best (natural baby foods); Featherweight-Registered Trademark- (low-sodium foods); Harry's Premium Snacks (natural snack products), Farm Foods-Registered Trademark- (frozen vegetarian products), Boston Better Snacks-Registered Trademark- (snack foods), Weight Watchers-Registered Trademark- (dry and refrigerated weight control products); and Alba Foods-Registered Trademark- (dry milk mixes and shakes).

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